EXHIBIT 10.20

CONSULTANT AGREEMENT

          This Consultant Agreement (this “Agreement”) is made effective as of April 1, 2004, by and between FirstCity Servicing Corporation, a Texas corporation (the “Company”), and G. Stephen Fillip, an individual (the “Consultant”). The parties, intending to be legally bound, agree as follows:

BACKGROUND

          G. Stephen Fillip was, prior to the Effective Date, employed as an officer and director of the Company and certain of its affiliates and subsidiaries. Prior to or as of the Effective Date, G. Stephen Fillip will resign his positions as an officer and director of the Company and all of its affiliates and subsidiaries.

AGREEMENT

1. DEFINITIONS

          For the purposes of this Agreement, the following terms have the meanings specified or referred to in this Section 1.

          “Agreement” means this Consultant Agreement, as amended from time to time.

          “Board of Directors” means the board of directors of the Company.

          “Company” means FirstCity Servicing Corporation.

          “Confidential Information” means any and all of the following, but only to the extent such information or documents were created, learned and/or obtained during the Consulting Period (defined below): (a) trade secrets concerning the business and affairs of the Company; (b) information concerning the business and affairs of the Company (which includes historical financial statements, financial projections and budgets, historical and projected sales, capital spending budgets and plans, the names and backgrounds of key personnel, personnel training and techniques and materials) however documented; and (c) notes, analysis, compilations, studies, summaries, and other material prepared by or for the Company containing or based, in whole or in part, on any information included in the foregoing.

          “Consulting Fee” has the meaning as defined in Section 3.1(a).

          “Consulting Period” has the meaning as defined in Section 2.3.

          “Effective Date” means April 1, 2004.

          “Consultant Invention” means any invention, technique, modification, process, or improvement (whether patentable or not) and any work of authorship (whether or not copyright protection may be obtained for it) created, conceived, or developed by the Consultant, either solely or in conjunction with others, during the Consulting Period, or a period that includes a portion of the Consulting Period, that relates in any way to, the financial services business as now conducted or then being conducted by the Company.

          “Fiscal Year” means the Company’s fiscal year, as it exists on the Effective Date or as changed from time to time.

          “For Cause” has the meaning as defined in Section 6.2.

          “Note” means a Promissory Note dated as of December 12, 2002 in the principal amount of $971,250.00 executed by FirstCity Commercial Corporation payable to the order of Consultant, as amended.

          “Person” means any individual, corporation (including any non-profit corporation), general or limited partnership, limited liability company, joint venture, estate, trust, association, organization, or governmental body.

          “Proprietary Items” has the meaning as defined in Section 7.2(a)(iv).

          “Requested Assignments” has the meaning as defined in Section 2.3.

          “Workday” means a day during which Consultant provides requested services to Company and shall not consist of less than eight (8) or more than ten (10) consecutive hours including a one (1) hour lunch break. If Consultant is required to work less than eight (8) or more than the ten (10) consecutive hours during any one day, then the worked or the excess hours shall constitute a fraction of a Workday based on a ten (10) hour day. For example, in the event Consultant is required to work 12 consecutive hours (including the 1 hour lunch break), then Consultant shall be deemed to have worked 1 and 1/10 Workdays. In the event Consultant is required to work only six (6) hours (including the 1 hour lunch break) on a day, then Consultant shall be deemed to have worked 5/10 of a Workday. In the event that the requested services performed by Consultant involve travel of more than four (4) consecutive hours, then (i) in the event Consultant begins the travel prior to or ends the travel after 12:00 noon on any day, then Consultant shall receive credit for a full Workday for that day; and (ii) in the event Consultant begins the travel after or ends the travel prior to 12:00 noon on any day, then Consultant will only receive credit for 1/2 of a Workday. Travel of four (4) or less consecutive hours shall be treated as a fraction of a Workday based on the actual travel hours. To the extent that the requested services require Consultant to remain out of town over a weekend, then any Saturday and/or Sunday of any such weekend on which Consultant does not provide requested services to Company shall be considered a half (1/2) Workday and on any Saturday and/or Sunday of any such weekend on which Consultant does provide requested services to Company, Consultant shall receive credit towards a Workday in proportion to the number of hours worked and credit for a 1/2 of a Workday. For example, if on any Saturday of any such weekend, Consultant works 6 hours, Consultant shall receive credit for 6/10 of a Workday and credit for 1/2 Workday totaling 1.10 Workdays.

          “Workdays Threshold” means 100 Workdays less the number of days of any Requested Assignment which Consultant declines.

2. TERMS AND DUTIES

          2.1 ENGAGEMENT. The Company hereby engages the services of the Consultant, and the Consultant hereby accepts engagement by the Company, upon the terms and conditions set forth in this Agreement.

          2.2 TERM. Subject to the provisions of Section 6, the term of the Consultant’s engagement under this Agreement will be one (1) year, beginning on the Effective Date and ending on March 31, 2005.

          2.3 DUTIES. During the period beginning on April 1, 2004 and ending on March 31, 2005 (the “Consulting Period”), the Consultant shall assume the role of a consultant to the Company and will be available for consultation to the Company for at least the Workdays Threshold during the Consulting Period. Anything to the contrary notwithstanding, the Consultant shall devote only so much time, in excess of the Workdays Threshold, to the affairs of the Company as the Consultant, in his sole discretion, deems necessary. The specific services to be performed by Consultant shall be such duties as are assigned or delegated to the Consultant by the Board of Directors, Chairman or the President of the Company or their designee, which are generally those common to the position of a senior officer of the Company (the “Requested Assignments”). It is the intent of the Company and the Consultant that the Consultant will have additional free time available to him to pursue activities that are not in competition with the business of the Company or any of the subsidiaries or affiliates of the Company. During the Consulting Period, the Consultant will be entitled to receive the Consulting Fee. The Consultant will be reimbursed for reasonable travel and related expenses incurred in connection with such consultation services in accordance with Company’s then existing reimbursement policy. The Consultant will, subject to the limitations of this Section 2.3, use his best efforts to promote the success of the Company’s business, and will cooperate fully with the Board of Directors in the advancement of the best interests of the Company. Nothing in this Section 2.3, however, will prevent the Consultant from engaging in additional activities that are not inconsistent with the Consultant’s duties under this Agreement. In no event shall Consultant’s duties under this Agreement require Consultant to remain our of Waco, Texas for more than three (3) weeks including two (2) weekends without returning to Waco, Texas for a period of at least three (3) consecutive calendar days unless Consultant and Company mutually agree. Consultant shall be available to perform duties upon three (3) business days notice from Company.

3. COMPENSATION

          3.1 Subject to the terms of this Agreement, the Consultant will receive compensation as set forth in subparts (a) and (b) of this Section 3.1.

(a)	Consulting Fee. The Consultant will be paid a consulting fee of $1,000.00 per Workday (or a pro-rata portion thereof for partial Workdays), commencing on the Effective Date, and continuing during the Consulting Period (the “Consulting Fee”). Consultant shall submit documentation as reasonably required by Company to substantiate Workdays (“Documentation”). The Consulting Fee will be payable in equal minimum bi-monthly installments equal to $4,166.67 on the 15th of the month and on the last day of each calendar month according to the Company’s customary payroll practices. In the event Consultant is required to work in excess of 100 Workdays during the Consulting Period then such excess shall be payable to Consultant at the rate of $1,000.00 per excess Workday on the 15th of each month following the month in which Consultant reaches the Workday Threshold. Except as provided in Section 6, the Consulting Fee shall be paid to Consultant for at least the number of Workdays constituting the Workdays Threshold, even if the Consultant is not required to work the entire Workdays Threshold by Company.

(b)	No Other Compensation. Except as set forth in a Separation Agreement and Release (the “Separation Agreement”) of even date herewith executed by Consultant, Company and FirstCity Financial Corporation, the Consultant shall not be entitled to any additional compensation, fees, benefits or bonuses of any kind from the Company or its subsidiaries or affiliates.

          3.2 STATUS OF CONSULTANT AND COMPANY. The parties intend that Consultant shall be considered a part-time employee of the Company during the Consulting Period. However, Consultant shall not be entitled to participate in any benefit or benefit plan of Company or its affiliates and upon the termination of this Agreement shall not be entitled to or due any type of severance.

4. FACILITIES AND EXPENSES

          4.1 GENERAL. The Company will furnish the Consultant office space, equipment, supplies, and such other facilities as the Company deems necessary or appropriate for the performance of the Consultant’s duties under this Agreement. The Company will pay on behalf of the Consultant (or reimburse the Consultant for) reasonable expenses incurred by the Consultant, to which the Company gave its prior written approval, at the request of, or on behalf of, the Company in the performance of the Consultant’s duties pursuant to this Agreement, and in accordance with the Company’s employment policies, including reasonable expenses incurred by the Consultant in attending business meetings. The Consultant must file expense reports with respect to such expenses in accordance with the Company’s policies.

5. INTENTIONALLY OMITTED

6. TERMINATION

          6.1 EVENTS OF TERMINATION. During the Consulting Period, the Consultant’s Consulting Fee, and any and all other rights of the Consultant under this Agreement will terminate (except as otherwise provided in this Section 6):

(a)	upon the death of the Consultant; or

(b)	For Cause (as defined in Section 6.2), immediately upon notice from the Company to the Consultant, or at such later time as such notice may specify.

          6.2 DEFINITION OF “FOR CAUSE”. For purposes of Section 6.1, the phrase “For Cause” shall have the meaning as determined under common law, and shall include, without limitation: (a) the Consultant’s material breach of this Agreement; (b) the Consultant’s failure to adhere to any written policy of the Company if the Consultant has been given a reasonable opportunity to comply with such policy or cure his failure to comply (which reasonable opportunity must be granted during the ten-day period preceding termination of this Agreement); (c) the Consultant’s appropriation (or attempted appropriation) of a material business opportunity of the Company, including attempting to secure or securing any personal profit in connection with any transaction entered into on behalf of the Company; (d) the Consultant’s misappropriation (or attempted misappropriation) of any of the Company’s funds or property or commission of any act of fraud or embezzlement by the Consultant; (e) willful misconduct by the Consultant in the performance of his duties hereunder; (f) any breach by the Consultant of any fiduciary duty to the Company; (g) Consultant’s breach under the Separation Agreement; or (h) the Consultant’s conviction of, the indictment for (or its procedural equivalent), or the entering of a guilty plea or plea of no contest with respect to, a felony, the equivalent thereof, or any other crime with respect to which imprisonment is a possible punishment. Termination of Consultant “For Cause” shall deem the Note paid in full according to Section 2 of such Note, as amended.

          6.3 INTENTIONALLY OMITTED

          6.4 TERMINATION PAY. Effective upon the termination of this Agreement, the Company will be obligated to pay the Consultant (or, in the event of his death, his designated beneficiary as defined below) only such compensation as is provided in this Section 6.4, and in lieu of all other amounts and in settlement and complete release of all claims the Consultant may have against the Company. For purposes of this Section 6.4, the Consultant’s designated beneficiary will be such individual beneficiary or trust, located at such address, as the Consultant may designate by notice to the Company from time to time or, if the Consultant fails to give notice to the Company of such a beneficiary, the Consultant’s estate. Notwithstanding the preceding sentence, the Company will have no duty, in any circumstances, to attempt to open an estate on behalf of the Consultant, to determine whether any beneficiary designated by the Consultant is alive or to ascertain the address of any such beneficiary, to determine the existence of any trust, to determine whether any person or entity purporting to act as the Consultant’s personal representative (or the trustee of a trust established by the Consultant) is duly authorized to act in that capacity, or to locate or attempt to locate any beneficiary, personal representative, or trustee. Upon the termination of this Agreement, the Consultant will be entitled to receive the Consulting Fee based on Workdays worked only through the date such termination is effective. In the event this Agreement terminates prior to the end of the Consulting Period, and the Consultant Fees paid to Consultant are greater than $1,000.00 times the number of Workdays worked then Company may offset the difference in equal amounts against the remaining payments owed to Consultant under a Separation Agreement and Release of even date herewith between Consultant, FCSC and FirstCity Financial Corporation.

7. NON-DISCLOSURE COVENANT; CONSULTANT INVENTIONS

          7.1 ACKNOWLEDGMENTS BY THE CONSULTANT. The Consultant acknowledges that (a) during the Consulting Period and as a part of his engagement, the Consultant will be afforded access to Confidential Information; (b) public disclosure of such Confidential Information could have an adverse effect on the Company and its business; (c) because the Consultant possesses substantial technical expertise and skill with respect to the Company’s business, the Company desires to obtain exclusive ownership of each Consultant Invention, and the Company will be at a substantial competitive disadvantage if it fails to acquire exclusive ownership of each Consultant Invention; (d) the Company has required that the Consultant make the covenants in this Section 7 as a condition to entering into this Agreement; and (e) the provisions of this Section 7 are reasonable and necessary to prevent the improper use or disclosure of Confidential Information and to provide the Company with exclusive ownership of all Consultant Inventions.

          7.2 AGREEMENTS OF THE CONSULTANT. In consideration of the compensation to be paid or provided to the Consultant by the Company under this Agreement, the Consultant covenants as follows:

(a)	Confidentiality.

(i)	During the Consulting Period the Consultant will hold in confidence the Confidential Information and will not disclose it to any person except with the specific prior written consent of the Company or except as otherwise expressly permitted by the terms of this Agreement.

(ii)	Any trade secrets of the Company will be entitled to all of the protections and benefits under applicable law. If any information that the Company deems to be a trade secret is found by a court of competent jurisdiction not to be a trade secret for purposes of this Agreement, such information will, nevertheless, be considered Confidential Information for purposes of this Agreement. The Consultant hereby waives any requirement that the Company submit proof of the economic value of any trade secret or post a bond or other security.

(iii)	None of the foregoing obligations and restrictions applies to any part of the Confidential Information that the Consultant demonstrates was or became generally available to the public other than as a result of a disclosure by the Consultant.

(iv)	The Consultant will not remove from the Company’s premises (except to the extent such removal is for purposes of the performance of the Consultant’s duties at home or while traveling, or except as otherwise specifically authorized by the Company) any document, record, notebook, plan, model, component, device, or computer software or code owned by the Company, whether embodied in a disk or in any other form (collectively, the “Proprietary Items”). The Consultant recognizes that, as between the Company and the Consultant, all of the Proprietary Items, whether or not developed by the Consultant, are the exclusive property of the Company. Upon termination of this Agreement by either party, or upon the request of the Company during the Consulting Period, the Consultant will return to the Company all of the Proprietary Items in the Consultant’s possession or subject to the Consultant’s control, and the Consultant shall not retain any copies, abstracts, sketches, or other physical embodiment of any of the Proprietary Items.

(b)	Consultant Inventions. Each Consultant Invention will belong exclusively to the Company. If it is determined that any such works are not works made for hire, the Consultant hereby assigns to the Company all of the Consultant’s right, title and interest, including all rights of copyright, patent, and other intellectual property rights, to or in such Consultant Inventions. The Consultant covenants that he will promptly:

(i)	disclose to the Company any Consultant Invention;

(ii)	assign to the Company or to a party designated by the Company, at the Company’s request and without additional compensation, all of the

Consultant’s rights to the Consultant Invention for the United States and all foreign jurisdictions;

(iii)	execute and deliver to the Company such applications, assignments, and other documents as the Company may request in order to apply for and obtain patents or other registrations with respect to any Consultant Invention in the United States and any foreign jurisdictions;

(iv)	sign all other papers necessary to carry out the above obligations; and

(v)	give testimony and render any other assistance but without expense to the Consultant in support of the Company’s rights to any Consultant Invention.

          7.3 DISPUTES OR CONTROVERSIES. The Consultant recognizes that should a dispute or controversy arising from or relating to this Agreement be submitted for adjudication to any court, arbitration panel, or other third party, the preservation of the secrecy of Confidential Information may be jeopardized. In the event any arbitration or court proceeding is instigated relating to this Agreement, the parties to this Agreement agree to make good faith efforts to preserve the secrecy of any Confidential Information.

8. INTENTIONALLY OMITTED

9. GENERAL PROVISIONS

          9.1 INJUNCTIVE RELIEF AND ADDITIONAL REMEDY. The Consultant acknowledges that the injury that would be suffered by the Company as a result of a breach of the provisions of this Agreement (including any provision of Section 7) would be irreparable and that an award of monetary damages to the Company for such a breach would be an inadequate remedy. Consequently, the Company will have the right, in addition to any other rights it may have, to obtain injunctive relief to restrain any breach or threatened breach or otherwise to specifically enforce any provision of this Agreement, and the Company will not be obligated to post bond or other security in seeking such relief. Without limiting the Company’s rights under this Section 9 or any other remedies of the Company, if the Consultant breaches any of the provisions of Section 7, the Company will have the right to cease making any payments otherwise due to the Consultant under this Agreement.

          9.2 COVENANTS OF SECTION 7 ARE ESSENTIAL AND INDEPENDENT COVENANTS. The covenants by the Consultant in Section 7 are essential elements of this Agreement, and without the Consultant’s agreement to comply with such covenants, the Company would not have entered into this Agreement or engaged or continued the engagement of the Consultant. The Company and the Consultant have independently consulted their respective counsel and have been advised in all respects concerning the reasonableness and propriety of such covenants, with specific regard to the nature of the business conducted by the Company.

          The Consultant’s covenants in Section 7 are independent covenants and the existence of any claim by the Consultant against the Company under this Agreement or otherwise, or against the Buyer, will not excuse the Consultant’s breach of any covenant in Section 7 unless the Agreement is terminated pursuant to paragraph 6.1(b) hereof.

          If the Consultant’s engagement hereunder expires or is terminated, this Agreement will continue in full force and effect as is necessary or appropriate to enforce the covenants and agreements of the Consultant in Section 7 unless the Agreement is terminated pursuant to paragraph 6.1(b) hereof.

          9.3 REPRESENTATIONS AND WARRANTIES BY THE CONSULTANT. The Consultant represents and warrants to the Company that the execution and delivery by the Consultant of this Agreement do not, and the performance by the Consultant of the Consultant’s obligations hereunder will not, with or without the giving of notice or the passage of time, or both: (a) violate any judgment, writ, injunction, or order of any court, arbitrator, or governmental agency applicable to the Consultant; or (b) conflict with, result in the breach of any provisions of or the termination of, or constitute a default under, any agreement to which the Consultant is a party or by which the Consultant is or may be bound.

          9.4 WAIVER. The rights and remedies of the parties to this Agreement are cumulative and not alternative. Neither the failure nor any delay by either party in exercising any right, power or privilege under this Agreement will operate as a waiver of such right, power or privilege, and no single or partial exercise of any such right, power, or privilege will preclude any other or further exercise of such right, power, or privilege or the exercise of any other right, power or privilege. To the maximum extent permitted by applicable law, (a) no claim or right arising out of this Agreement can be discharged by one party, in whole or in part, by a waiver or renunciation of the claim or right unless in writing signed by the other party; (b) no waiver that may be given by a party will be applicable except in the specific instance for which it is given; and (c) no notice to or demand on one party will be deemed to be a waiver of any obligation of such party or of the right of the party giving such notice or demand to take further action without notice or demand as provided in this Agreement.

          9.5 BINDING EFFECT; DELEGATION OF DUTIES PROHIBITED. This Agreement shall inure to the benefit of, and shall be binding upon, the parties hereto and their respective successors, assigns, heirs, and legal representatives, including any entity with which the Company may merge or consolidate or to which all or substantially all of its assets may be transferred. The duties and covenants of the Consultant under this Agreement, being personal, may not be assigned.

          9.6 NOTICES. All notices, consents, waivers, and other communications under this Agreement must be in writing and will be deemed to have been duly given when (a) delivered by hand (with written confirmation of receipt), (b) sent by facsimile (with written confirmation of receipt), provided that a copy is mailed by registered mail, return receipt requested, or (c) when received by the addressee, if sent by a nationally recognized overnight delivery service (receipt requested), in each case to the appropriate addresses and facsimile numbers set forth below (or to such other addresses and facsimile numbers as a party may designate by notice to the other parties):

If to Company:	FirstCity Servicing Corporation
P.O. Box 8216, Waco, Texas 76714-8216 (mail)
6400 Imperial Drive, Waco, Texas 76712 (deliveries only)
Attention: Richard J. Vander Woude
Facsimile No. 254-761-2953

If to the Consultant:	G. Stephen Fillip

1041 Bosque Ridge
Crawford, Texas 76638

          9.7 ENTIRE AGREEMENT; AMENDMENTS. This Agreement contains the entire agreement between the parties with respect to the subject matter hereof and supersedes all prior agreements and understandings, oral or written, between the parties hereto with respect to the subject matter hereof. This Agreement may not be amended orally, but only by an agreement in writing signed by the parties hereto.

          9.8 GOVERNING LAW. This Agreement will be governed by the laws of the State of Texas without regard to conflicts of laws principles.

          9.9 SECTION HEADINGS, CONSTRUCTION. The headings of Sections in this Agreement are provided for convenience only and will not affect its construction or interpretation. All references to “Section” or “Sections” refer to the corresponding Section or Sections of this Agreement unless otherwise specified. All words used in this Agreement will be construed to be of such gender or number as the circumstances require. Unless otherwise expressly provided, the word “including” does not limit the preceding words or terms.

          9.10 SEVERABILITY. If any provision of this Agreement is held invalid or unenforceable by any court of competent jurisdiction, the other provisions of this Agreement will remain in full force and effect. Any provision of this Agreement held invalid or unenforceable only in part or degree will remain in full force and effect to the extent not held invalid or unenforceable.

          9.11 COUNTERPARTS. This Agreement may be executed in one or more counterparts, each of which will be deemed to be an original copy of this Agreement and all of which, when taken together, will be deemed to constitute one and the same agreement.

          9.12 NO THIRD-PARTY BENEFICIARIES. This Agreement shall not confer any rights or remedies upon any Person other than the Parties and their respective successors, permitted assigns, heirs and legal representatives.

          9.13 NO CONSTRUCTION AGAINST PREPARER. No provision of this Agreement shall be construed against or interpreted to the disadvantage of any party by any court or other governmental or judicial authority by reason of such party’s having or being deemed to have prepared or imposed such provision.

          9.14 COUNSEL. Each party hereto warrants and represents that each party has been afforded the opportunity to be represented by counsel of its choice in connection with the execution of this Agreement, and has had ample opportunity to read, review, and understand the provisions of this Agreement.

          9.15 ATTORNEYS’ FEES. In the event of any litigation between the Company and the Consultant arising under or in connection with this Agreement, the prevailing party shall be entitled to recover from the other party the expenses of litigation (including reasonable attorneys’ fees, expenses and disbursements) incurred by the prevailing party.

          9.16 NON-WAIVER. Failure by any party to complain of any action, non-action or breach of any other party shall not constitute a waiver of any aggrieved party’s rights hereunder. Waiver by any party of any right arising from any breach of any other party shall not constitute a waiver of any other right arising from a subsequent breach of the same obligation or for any other default, past, present or future.

          9.17 TIME OF ESSENCE; DATES. Time is of the essence of this Agreement. Anywhere a day certain is stated for payment or for performance of any obligation, the day certain so stated enters into and becomes a part of the consideration for this Agreement. If any date set forth in this Agreement shall fall on, or any time period set forth in this Agreement shall expire on, a day which is a Saturday, Sunday, federal or state holiday, or other non-business day, such date shall automatically be extended to, and the expiration of such time period shall automatically be extended to, the next day which is not a Saturday, Sunday, federal or state holiday or other non-business day. The final day of any time period under this Agreement or any deadline under this Agreement shall be the specified day or date, and shall include the period of time through and including such specified day or date.

          9.18 FACSIMILE AS WRITING. The parties expressly acknowledge and agree that, notwithstanding any statutory or decisional law to the contrary, the printed product of a facsimile transmittal shall be deemed to be “written” and a “writing” for all purposes of this Agreement.

          9.19 ARBITRATION. The parties agree that any controversy or claim arising out of or relating to this Agreement, the Consultant’s engagement or termination, including all statutory and common law claims (except for workers’ compensation and unemployment claims) will be settled exclusively by final and binding arbitration. Arbitration will be governed by the Federal Arbitration Act and administered by the Judicial Arbitration and Mediation Services Rules for the Resolution of Employment Disputes (JAMS). The arbitrator is empowered to award all appropriate remedies under Texas or federal law. The arbitrator shall have exclusive authority to resolve any dispute relating to the validity, interpretation, application and enforcement of this Agreement. Judgment on the arbitrator’s award may be enforced in any court with proper jurisdiction. Each party will equally bear all costs and legal fees of arbitration, unless otherwise required by law. The parties further agree that the arbitration will occur in Dallas County, Texas.

          9.20 TERMINATION OF PRIOR AGREEMENTS. EXCEPT FOR THE SEPARATION AND RELEASE OF EVEN DATE HEREWITH, THE COMPANY AND THE CONSULTANT ACKNOWLEDGE AND AGREE THAT THIS AGREEMENT IS THE ONLY AGREEMENT RELATING TO THE TERMS OF ENGAGEMENT, COMPENSATION, BONUSES, RIGHTS TO ANY PROFITS (OR INTEREST THEREIN) OR ANY OTHER CLAIM TO PAYMENTS OF ANY KIND OF THE CONSULTANT RELATING TO THE COMPANY, FIRSTCITY FINANCIAL MORTGAGE CORPORATION, NEW AMERICA FINANCIAL, INC., HARBOR FINANCIAL MORTGAGE CORPORATION, OR ANY OF THEIR AFFILIATES OR SUBSIDIARIES COVERING THE CONSULTING PERIOD OR ANY PERIOD OF TIME PRIOR TO THE EFFECTIVE DATE. ANY AND ALL OTHER AGREEMENTS BETWEEN THE PARTIES TO THIS AGREEMENT RELATING TO THE TERMS OF ENGAGEMENT, COMPENSATION, BONUSES, RIGHTS TO ANY PROFITS (OR INTEREST THEREIN) OR ANY OTHER CLAIM TO PAYMENTS OF ANY KIND (WHETHER DEFERRED OR OTHERWISE), OR OTHER ENGAGEMENT MATTERS BETWEEN THE CONSULTANT AND THE COMPANY, OR ANY OF ITS AFFILIATES OR SUBSIDIARIES ARE HEREBY TERMINATED.

IN WITNESS WHEREOF, the parties have executed and delivered this Agreement as of the date above first written above.

COMPANY:

FirstCity Servicing Corporation

By:

Name:	James T. Sartain

Title:	Chairman

CONSULTANT:

G. Stephen Fillip